Exhibit 23.4

Date: 16 Dec 2024

GARDEN BEAU PTE LTD

37 Jalan Jendela Singapore 739705 Artboard 7

Singapore

Attention: The Board of Directors

To whom it may concern,

1.	We, Frost & Sullivan (Singapore) Pte Ltd of 9 Battery Rd, #15-01, Singapore 049910, named as the Independent Market Research Consultant in the Registration Statement to be lodged with the U.S. Securities and Exchange Commission (the “SEC”), on the date hereof (or such other date as the directors of the Company may determine) in relation to the Listing, do hereby consent to act in that capacity in relation to the Registration Statement

2.	We have given and have not before the lodgement of the Registration Statement with the SEC, withdrawn our written consent to the issue of the Registration Statement with the inclusion therein of the following:

(a)	our name and all references thereto;

(b)	the section entitled “Industry” of the Registration Statement, which was prepared for the purpose of incorporation in the Registration Statement and all references thereto; and

(c)	our report entitled the “INDEPENDENT MARKET REPORT FOR THE LANDSCAPING SERVICES MARKET IN SINGAPORE” (the “IMR”). of the Independent Market Research Consultant” as set out in the Appendix of the Registration Statement, and all references thereto, in the form and context in which they are included and appear in the Registration Statement.

Yours faithfully,

/s/ Wyman Bravard

Wyman Bravard

Designation: Director and Principal

For and on behalf of

Frost & Sullivan (Singapore) Pte Ltd

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